Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Announces Hilcorp’s Updates on Capital Expenditures Plan

FORT WORTH, Texas, July 9, 2019 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), has provided the Trust with updates and comments to its current 2019 Capital Expenditures Plan (“Capital Plan”).

More specifically, the Trust and its compliance auditors recently met with senior representatives from Hilcorp to discuss the status of the Capital Plan, production, and pending audit issues.

Hilcorp informed the Trust that oil and natural gas production from January 2019 through April 2019 was reduced due to severe winter conditions not seen in the San Juan Basin in over a decade. Such atypical conditions directly impacted production and physical access to well sites and facilities, maintenance, and transportation.

Despite low natural gas prices, Hilcorp believes the recompletions in the Capital Plan are sound economic projects. Hilcorp reported to the Trust that ten wells in the Capital Plan have been recompleted or are in progress as of the April 2019 reporting month, which corresponds to the June 2019 Trust distribution month. Well performance from the ten well recompletion package is exceeding Hilcorp’s initial expectations.

Hilcorp advised the Trust that it plans to drill two new wells in the second half of 2019 that will be funded from the Capital Plan. The first well is a horizontal well targeting the Fruitland Coal formation and the second well is a horizontal well targeting the Mancos formation. Capital spending on the Fruitland Coal well began in June 2019 and the well is expected to begin production in July 2019. Capital spending on the Mancos well is expected to begin in the third quarter of 2019, contingent on receiving a permit from the BLM, and the well is expected to begin production in the fourth quarter of 2019. Hilcorp informed the Trust that the Capital Plan for the Mancos well is higher than the Fruitland Coal well because the anticipated Mancos well will be drilled to a significantly deeper depth, have a longer horizontal lateral, and will be hydraulically fractured.

The Trust and its compliance auditors are also working with Hilcorp to schedule a field visit to the San Juan Basin to further understand Hilcorp’s recent operations, workflows, methodology, and current Capital Plan.

Contact: San Juan Basin Royalty Trust

BBVA USA, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com     e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.